Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Permex Petroleum Corporation.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	Other (1)	4,699,394	(3)	$2.98	$14,004,194	$0.0001531	$2,144.05
	Total Offering Amounts						$14,004,194		$2,144.05
	Total Fees Previously Paid						—		—
	Total Fee Offsets						—		—
	Net Fee Due								$2,144.05

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of the registrant’s common shares as reported on The Canadian Securities Exchange on January 27, 2025. The average of the high and low CAD$ price per Common Share on January 27, 2025, is equivalent to a price of approximately $ 2.98 per Common Share, after giving effect to the Canadian dollar/U.S. dollar exchange rate of CAD$1.00 to $0.697788 which was the noon buying rate of the Federal Reserve Bank of New York on January 24, 2025.

(2)	Pursuant to Rule 416 under the Securities Act, the common shares offered hereby also include an indeterminate number of additional common shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Represents the resale of (i) 2,642,843 issuable upon the conversion of 10% senior secured convertible debentures (the “Debentures”) in the current outstanding principal amount of $4,276,389 plus interest of approximately for 12 months from the date of issuance at a fixed conversion price of $1.91 (the “Conversion Shares”) issued by us to certain accredited investors on November 1, 2024 in a private placement transaction pursuant to a securities purchase agreement, dated as of November 1, 2024 (the “Purchase Agreement”) and (ii) up to 2,236,551 Resale Shares issuable upon the exercise of certain purchase warrants (the “Warrants”), to purchase up to 2,236,551 Common Shares (the “Warrant Shares”), at an exercise price of $1.91 per share.